Immediate
          Thomas  G.  Granneman
          314/877-7730

                          RALCORP HOLDINGS, INC. AGREES
                    TO PURCHASE LOFTHOUSE FOODS INCORPORATED

ST. LOUIS, MO, JANUARY 3, 2002 Ralcorp Holdings, Inc. (NYSE:RAH) announced today that it has agreed to purchase Lofthouse Foods Incorporated, a producer of high quality cookies that are sold to the in-store bakeries of major U.S. grocers and mass merchandisers. Lofthouse had sales of approximately $70 million during 2001. Terms of the transaction were not disclosed. Lofthouse is headquartered in Clearfield, Utah with plants in Clearfield and Ogden, Utah and employs approximately 550 people.

The parties anticipate completing the transaction within 60 days. The transaction is subject to customary regulatory consents.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

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NOTE:  Information  in  this  press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risk and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.